SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  June 15, 2000



                USP REAL ESTATE INVESTMENT TRUST
     (Exact name of registrant as specified in its charter)





           Iowa              0-7589                  42-6149662

     (State or other        (Commission            (IRS Employer
     Jurisdiction of         File Number)        Identification No.)
     Organization)




       4333 Edgewood Road, N.E., Cedar Rapids, Iowa  52499
             (Address of principal executive office)




Registrant's telephone number, including area code:  (319) 398-8975


Item 2.  Acquisition or Disposition of Assets.

     On June 15, 2000 (the "Closing Date"), pursuant to a Real Estate Sale and Purchase Contract (the "Purchase Agreement") dated January 20, 2000, by and between USP Real Estate Investment Trust, an Iowa common law business trust (the "Trust"), and AEGON USA Realty Advisors, Inc., an Iowa corporation and the Trust's advisor ("AEGON Advisors"), the Trust sold all of its real property assets (the "Properties"). The sale of the Properties to AEGON Advisors was conditioned upon shareholder approval of the sale, as well as shareholder approval of the subsequent liquidation of the Trust, both of which were obtained at a special meeting of the Trust's shareholders on June 13, 2000. AEGON USA, an Iowa corporation and parent company of AEGON Advisors, is the largest shareholder of the Trust, beneficially owning approximately 30.86% of the Trust's outstanding shares on the Closing Date.

     The purchase price of the Properties (the "Purchase Price") was $33,500,000, and cash proceeds received from the sale, net of closing costs, payment and assumption of outstanding mortgage loans of approximately $9,300,000, and other closing adjustments, was approximately $23,800,000. The Purchase Price was the result of arm's-length negotiations between the Trust and AEGON Advisors.


Item 7.  Financial Statements and Exhibits.

     (a)  Financial Statements.  Not applicable.

     (b) Pro forma Financial Information (incorporated herein by reference to pages 12-13 of the Trust's Schedule 14A filed May 12, 2000).

     (c)  Exhibits.

          2.1 Real Estate Sale and Purchase Contract dated January 20, 2000, by and between USP Real Estate Investment Trust, an Iowa common law business trust, and AEGON USA Realty Advisors, an Iowa corporation (incorporated herein by reference to Exhibit 2 to the Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               USP REAL ESTATE INVESTMENT TRUST


                               By:  /s/ Roger L. Schulz
                                        Roger L. Schulz
                                        Controller
                                        (principal accounting officer)



Dated:  June 30, 2000